Exhibit 10.1

AMENDMENT NO. 1 TO SECURITIES PURCHASE AGREEMENT, DEBENTURES AND

REGISTRATION RIGHTS AGREEMENT

This Amendment No. 1 to Securities Purchase Agreement, Debentures and Registration Rights Agreement (this “Agreement”) is made and entered into as of August 26, 2019 (the “Effective Date”) by and between LGBTQ Loyalty Holdings, Inc. (the “Company”) and Pride Partners LLC (“Pride” and together with the Company, the “Parties”) for the purpose of (i) amending that certain Securities Purchase Agreement, dated as of June 4, 2019, by and between the Parties (the “Purchase Agreement”), (ii) amending that certain 10% Original Issue Discount Senior Convertible Debenture due September 4, 2020 (the “Debentures”) and (iii) amending that certain Registration Rights Agreement, dated as of June 4, 2019, by and between the Parties (the “RRA”). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Purchase Agreement.

WHEREAS, the Company requires $200,000 of additional funding to continue its business operations and Pride desires to provide such funding; and

WHEREAS, to affect such additional funding the Parties desire to amend the Purchase Agreement and Debenture to, among other things, increase the face amount of the Debentures by $200,000 in consideration for a cash payment of $200,000.

NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1. Purchase and Sale. Concurrent with the execution and delivery of this Agreement by the Parties, the Company agrees to sell, and Pride agrees to purchase, an aggregate of $220,000 in principal amount of the Debentures. Pride shall deliver to the Company, via wire transfer or a certified check, immediately available funds equal to $200,000 in two tranches as follows: $100,000 shall be due concurrently with the execution of this Agreement (the “Initial Tranche”) and $100,000 shall be due on or prior to September 15, 2019 (the “Final Tranche”); provided, that upon receipt of the Initial Tranche, the amendment contemplated by Section 2 of this Agreement shall be deemed effective.

2. Amendment to Face Value of Debentures. In accordance with Section 1 above, upon receipt of payment by the Company of the Initial Tranche payment from Pride, the face value of the Debentures (which is currently $550,000) shall immediately, and without any further action by either of the Parties, be amended to $770,000; provided, however, that if Pride shall fail to make payment of the Final Tranche on or before September 15, 2019, the face value of the Debentures shall immediately, and without further action by either of the Parties, by amended to $660,000.

3. Waiver of Warrant Exercise at Company Demand. Upon receipt of the Initial Tranche and Final Tranche, the Company hereby irrevocably waives its right pursuant to Section 2(f) of the Warrants to make a Company Demand (as such term is defined in the Warrants) during the first 180 days after the Initial Exercise Date (as such term is defined in the Warrants). For avoidance of doubt, following the waiver contemplated by this Section 3, the Company shall only have the right to make Company Demands following the 180th day after the Initial Exercise Date and shall only have the right to make such Company Demands with respect to $375,000 of Warrant Shares.

4. Amendments to Purchase Agreement.

a. Additional Principal Amount Definition. Section 1 of the Purchase Agreement is hereby amended to add the defined term “Additional Principal Amount” which such term shall be included in the Purchase Agreement as follows:

““Additional Principal Amount” means the $200,000 investment made by the Purchasers on or about August 26, 2019.”

b. Exempt Issuance Definition. The subsection (d)(2) of the definition of “Exempt Issuance” contained in Section 1 of the Purchase Agreement is hereby amended and restated as follows:

“(2) additional shares of the Company’s Series B Preferred Stock for the sale of up to $300,000 in stated value in the aggregate (determined based upon the stated value of the Series B Preferred Stock as described in the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock), provided, however, that if following the 90th calendar day after the date hereof, the Company sends written notice to the Purchaser seeking additional funding from the Purchaser through the voluntary exercise of a portion of the Warrant but the Purchaser is not then willing or able to exercise the Warrant within ten (10) Trading Days of its receipt of such written notice for any reason including, but not limited to, the Registrant Statement not being effective, the Equity Conditions set forth in the Warrants not being satisfied, or the exercise of the Warrant would cause the Purchaser to exceed its beneficial ownership limitation, the Company can issue and sell up to an additional $150,000 in stated value of Series B Preferred Stock during each thirty (30) calendar day period for which a notice has been provided and not acted upon by the Purchaser within the foregoing timeline, up to an aggregate of $500,000 in stated value of Series B Preferred Stock in the aggregate.”

5. Amendment to Registration Rights Agreement. The defined term “Registrable Securities” in the RRA is hereby amended and restated in its entirety as follows:

“Registrable Securities” means, as of any date of determination, (a) all shares of Common Stock issued and issuable on the Debentures (other than the shares due and payable upon conversion of the Additional Principal Amount) assuming all permissible interest and principal payments are made in shares of Common Stock and the Debentures are held until maturity, (b) all Warrant Shares then issued and issuable upon exercise of the Warrants (assuming on such date the Warrants are exercised in full without regard to any exercise limitations therein), (c) any additional shares of Common Stock issued and issuable in connection with any anti-dilution provisions in the Debentures (other than as it relates to the shares due and payable upon conversion of the Additional Principal Amount) or the Warrants (in each case, without giving effect to any limitations on conversion set forth in the Debentures or limitations on exercise set forth in the Warrants), and (d) any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing (other than as it relates to the shares due and payable upon conversion of the Additional Principal Amount); provided, however, that any such Registrable Securities shall cease to be Registrable Securities (and the Company shall not be required to maintain the effectiveness of any, or file another, Registration Statement hereunder with respect thereto) for so long as (a) a Registration Statement with respect to the sale of such Registrable Securities is declared effective by the Commission under the Securities Act and such Registrable Securities have been disposed of by the Holder in accordance with such effective Registration Statement, (b) such Registrable Securities have been previously sold in accordance with Rule 144, or (c) such securities become eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 as set forth in a written opinion letter to such effect, addressed, delivered and acceptable to the Transfer Agent and the affected Holders (assuming that such securities and any securities issuable upon exercise, conversion or exchange of which, or as a dividend upon which, such securities were issued or are issuable, were at no time held by any Affiliate of the Company), as reasonably determined by the Company, upon the advice of counsel to the Company.

6. Demand Registration Rights.

a. If, at any time following the three (3) month anniversary of the date of this Agreement, Pride shall not have any remaining Underlying Shares available for resale pursuant to the Registration Statement and shall not be permitted to otherwise sell the Conversion Shares underlying the Additional Principal Amount (such Conversion Shares, the “Additional Conversion Shares”) pursuant to Rule 144 without volume limitation, then the Company, upon written demand of Pride, agrees to use its commercially best efforts to register under the Securities Act all or any portion of the Additional Conversion Shares as requested by Pride. Upon receipt of such demand, the Company will use its commercially best efforts to file a registration statement covering the Additional Conversion Shares within thirty calendar days after receipt of a demand notice and use its commercially best efforts to have such registration statement declared effective as soon as possible thereafter. The demand notice shall specify the number of Additional Conversion Shares proposed to be sold by Pride and the intended method(s) of distribution thereof.

b. Pride acknowledges and agrees that the Company shall be permitted to include on any demand registration statement filed pursuant to this Section for resale by Brian Neal such number of shares equal to one-third (1/3) of the Additional Conversion Shares that were included in Pride’s written demand for registration pursuant to this Section.

c. The Company shall not be obligated to effect more than two (2) demand registrations per calendar year, with no demand registrations required to be effected within three (3) months of a previously effected demand registration, under this Section.

7. No Other Amendment. Except as expressly modified by this Agreement, all terms, conditions and covenants contained in the Purchase Agreement, Debentures and RRA shall remain in full force and effect.

8. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. However, if any provision of this Agreement shall be prohibited by or invalid under such law, it shall be deemed modified to conform to the minimum requirements of such law and the parties will attempt to modify this agreement by insertion, deletion or revision so as to accomplish the original intent in a fashion that is not so prohibited or invalid.

9. Successors. This Agreement shall inure to the benefit of and bind (i) any and all heirs, successors in interest, assigns, officers, members or employees of the Parties, as applicable and (ii) any persons or entities that acquire assignee or all or substantially all of the assets or a portion of the assets of assignee, whether by asset sale, equity transfer, merger, combination or otherwise.

10. Venue. The Parties irrevocably submit exclusively to the jurisdiction of the State of New York and the venue of New York County in any action brought by the Parties concerning this Agreement or the performance thereof.

11. Choice of Law. This Agreement shall be governed by, construed and entered in accordance with the laws of the State of New York applicable to contracts deemed to be made within such state, without regard to choice of law or conflict of law provisions thereof.

12. Interpretation. No provision of this Agreement shall be interpreted or construed against any Party because that Party or its legal representative drafted it.

13. Counterparts. This Agreement may be executed in two or more counterparts, each of which when so executed and delivered to the other party shall be deemed an original. The executed page(s) from each original may be joined together and attached to one such original and shall thereupon constitute one and the same instrument. Such counterparts may be delivered by facsimile or other electronic transmission, which shall not impair the validity thereof.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

LGBTQ LOYALTY HOLDINGS, INC. By:_______________________________ Name: Title:	PRIDE PARTNERS LLC By:_______________________________ Name: Title: